ANOORA RESOURCES CORPORATION

List of Subsidiaries as at 1 July 2009	Country Of Incorporation

Wholly Owned Subsidiaries Of Anooraq Resources Corporation
N1C Resources Incorporation	Cayman Islands
Anooraq Minera Mexicana	Mexico

Wholly Owned Subsidiaries Of N1C Resources
N2C Resources Incorporation	Cayman Islands

Wholly Owned Subsidiaries Of N2C Resources
Plateau Resources (Pty) Ltd	Republic of South Africa

51% Owned by Plateau Resources (Pty) Ltd
Richtrau No 179 (Pty) Ltd ("Holdco")	Republic of South Africa

100% Owned by Richtrau No 179 (Pty) Ltd
Boikgantsho Platinum Mine (Pty) Ltd	Republic of South Africa
Kwanda Platinum Mine(Pty) Ltd	Republic of South Africa
Ga-Phasha Platinum Mine (Pty) Ltd	Republic of South Africa
Richtrau No 177 (Pty) Ltd ("Opco")	Republic of South Africa
Lebowa Platinum Mines Ltd	Republic of South Africa